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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the HealthStream, Inc. 1994 Employee Stock Option Plan, the HealthStream, Inc. 2000 Stock Incentive Plan and the HealthStream, Inc. Employee Stock Purchase Plan, of (1) our report dated January 22, 2000, except for Note 12, as to which the date is April 5, 2000, with respect to the financial statements of HealthStream, Inc., and (2) our report dated September 17, 1999, with respect to the financial statements of SilverPlatter Education, Inc., included in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-88939) and Prospectus of HealthStream, Inc. dated April 10, 2000, filed with the Securities and Exchange Commission.




Nashville, Tennessee
May 17, 2000